Exhibit 21.1

List of Subsidiaries of La Rosa Holdings Corp.

1.	La Rosa Realty, LLC
2.	La Rosa Coaching, LLC
3.	La Rosa CRE, LLC
4.	La Rosa Franchising, LLC
5.	La Rosa Property Management, LLC
6.	La Rosa Realty Premier, LLC
7.	La Rosa Realty CW Properties, LLC
8.	La Rosa Realty North Florida, LLC
9.	La Rosa Realty Orlando, LLC
10.	Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.)
11.	La Rosa Realty Winter Garden, LLC
12.	La Rosa Realty Texas, LLC
13.	La Rosa Realty Georgia, LLC
14.	La Rosa Realty California
15.	La Rosa Realty Lakeland LLC
16.	BF Prime LLC
17.	FPG Title Group, LLC (formerly, Nona Title Agency LLC)
18.	La Rosa Realty Beaches LLC
19.	LR Luxury, LLC
20.	LR Agent Advance, LLC
21.	LR Realty Spain, S.L.